UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2016

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3284 Northside Parkway NW Suite 150, Atlanta, GA	30327
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

(Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 2, 2016, Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP"), committed to purchase a Class A office building in the Central Perimeter submarket of Atlanta, Georgia ("Three Ravinia") pursuant to a Purchase and Sale Agreement dated as of November 10, 2016 (as amended, the "Purchase Agreement") with SPUS6 Three Ravinia, LP (the "Seller") for an aggregate gross purchase price of $210.1 million (or approximately $257 per square foot) and an aggregate net purchase price of approximately $182.9 million after certain credits for outstanding tenant improvements, capital projects and rent abatements, exclusive of acquisition-related and financing-related transaction costs.

PAC-OP intends to assign the right to purchase Three Ravinia to POP 3 Ravinia, LLC, an indirect, wholly owned subsidiary of PAC-OP. PAC-OP expects to complete the acquisition of Three Ravinia in December 2016 (the "Acquisition"). Preferred Apartment Communities, Inc. (the "Company") is the general partner of, and owner of an approximate 96.6% interest in, PAC-OP. Other than the Purchase Agreement, there is no other relationship between PAC-OP and the Seller.

The material terms of the Purchase Agreement provide for: (i) an inspection period that expired on December 2, 2016; (ii) an earnest money deposit of $2,500,000 that was funded after signing of the Purchase Agreement, all of which was refundable for any reason during the inspection period; (iii) an additional earnest money deposit of $7,500,000 that was funded at the expiration of the inspection period; and (iv) a closing date on December 30, 2016. The Purchase Agreement also contains additional covenants, representations and warranties that are customary of real estate purchase and sale agreements. Therefore, the Company can give no assurance that the transaction will be consummated.

Three Ravinia contains approximately 817,000 rentable square feet and is 98% leased to eight tenants. Two tenants, International Hotel Group ("IHG") and State Farm Mutual Auto ("State Farm"), represent approximately 82.7% of the rentable square feet and 87.1% of the current annualized base rental income of Three Ravinia.

The lease to IHG contains approximately 492,500 rentable square feet, commenced in May 2015, has a 16-year term and expires in 2031. The lease contains two extension options of between seven and ten years each. The lease contains annual 2% rent escalations during the initial term and any extension will be at the prevailing market rate. The lease is net whereby the tenant is required to pay its pro rata share of common area maintenance, insurance and real estate taxes subject to certain exceptions. The current annualized base office rental income due under the lease is approximately $9.2 million after a rent abatement for which Seller is providing a credit at closing.

The lease to State Farm contains approximately 183,200 rentable square feet, commenced in April 2014, has a seven-year term and expires in 2021. The lease contains three renewal options of five years each. The lease contains annual 2.5% rent escalations during the initial term and any extension will be at the prevailing market rate. The lease is net whereby the tenant is required to pay its pro rata share of common area maintenance, insurance and real estate taxes subject to certain exceptions. The current annualized base office rental income due under the lease is approximately $3.1 million.

The historical occupancy rate (determined by the total rentable square fee actually occupied at the specified point in time indicated) and average historical effective net annual rental rate per square foot

(determined by taking total rent, including common area maintenance, taxes and insurance, divided by rentable square footage) for Three Ravinia for the last five years is as follows:

	% Occupied	Annual Rental Rate
At December 2, 2016	98.4%	$25.99
At December 31, 2015	98.4%	$19.43
At December 31, 2014	93.7%	$22.43
At December 31, 2013	90.5%	N/A
At December 31, 2012	92.2%	N/A

We currently plan to make certain capital improvements to Three Ravinia within the first two years of ownership, however the type and amount of these capital improvements is currently under review and will not be finalized prior to completing the Acquisition. We intend to put in place a more definitive plan for capital improvements following completion of the Acquisition.

There are currently 11 other Class A office buildings in the area that we believe are primarily competitive with Three Ravinia. Property taxes paid on Three Ravinia for 2016 were approximately $1. 86 million. Three Ravinia was subject to a 2016 tax rate of approximately 1.22% of its assessed value of approximately $152.0 million. The Company currently anticipates that there will be increases to the property taxes from time to time as the assessed property value increases.

We expect the initial basis in Three Ravinia for federal income tax purposes will be equal to the purchase price allocated to Three Ravinia based on the third party appraisals to be performed prior to completing the Acquisition. We plan to depreciate Three Ravinia for federal income tax purposes on a straight-line basis using an estimated useful life of 40 years. Upon completing the Acquisition, we believe that Three Ravinia will be adequately insured.

The Company expects to fund the acquisition of Three Ravinia with planned first mortgage financing for Three Ravinia and a combination of the following: (i) cash on hand; (ii) borrowings under the Company's senior secured credit facility with KeyBank National Association; (iii) net proceeds from additional issuances of our Series A Redeemable Preferred Stock and Warrant Unit offering; and/or (iv) proceeds from the anticipated disposition of certain assets.

We have submitted our application and locked the interest rate with John Hancock Life Insurance Company (U.S.A.) ("John Hancock") to provide a non-recourse first mortgage loan on Three Ravinia (the "New Loan") at approximately 55% of the gross purchase price, or approximately $115.5 million. We expect the New Loan (a) will be non-recourse to the borrower; (b) will mature in 25 years; and (c) will bear interest at a fixed rate of 4.46% per annum. We expect the New Loan will require monthly installments of interest only for the first five years, and will amortize over a 30-year term for the balance of the stated term of the New Loan. We expect the New Loan will only be secured by Three Ravinia and there will be no loan guaranties by the Company or PAC-OP. In connection with the New Loan, Preferred Apartment Advisors, LLC, a Delaware limited liability company, an affiliate of the Company, will receive a loan coordination fee equal to 1.6% of the aggregate amount of the New Loan, or approximately $1.85 million. The terms and conditions we have described for the New Loan are based on the terms and conditions quoted by John Hancock and remain our good faith estimate of the expected material terms and conditions of the New Loan.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01    Regulation FD Disclosure

The Company issued a press release on December 8, 2016, a copy of which is furnished as Exhibit 99.1 hereto.

This information, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section. This information, including the exhibits, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any of those filings.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Purchase and Sale Agreement between SPUS6 Three Ravinia, LP and Preferred Apartment Communities Operating Partnership, L.P. dated as of November 10, 2016.
99.1	Press Release dated December 8, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: December 8, 2016	By:	/s/ Jeffrey R. Sprain
Jeffrey R. Sprain
Senior Vice President, General Counsel and Secretary